Exhibit 99(a)


                            JAMES RIVER CORPORATION
                P.O. Box 2218, Richmond, VA 23217 (804) 644-5411



News Release:        Immediate Contact: Celeste Gunter
                                        (804) 649-4307




                JAMES RIVER TO OFFER CONVERTIBLE PREFERRED STOCK

       RICHMOND, VIRGINIA, June 1, 1994 -- James River Corporation announced today that it intends to offer $250 million of cumulative convertible preferred stock in the form of Dividend Enhanced Convertible Stock ("DECS"), which are subject to conversion into or redemption for shares of common stock of James River, $0.10 par value per share. The offering may be increased up to $287.5 million, if the underwriter's over-allotment option is exercised in full. The preferred stock will be issued to the public in the form of depositary shares, each representing a one-hundredth interest in a share of the DECS.

       Salomon Brothers Inc, Merrill Lynch & Co., and J. P. Morgan Securities Inc. will manage the offering. Each of such firms and James River will provide copies of the prospectus relating to this offering upon request. The offering will be made only by means of a prospectus.

       James River Corporation, headquartered in Richmond, Virginia, is a marketer and manufacturer of consumer products, food and consumer packaging, and communications papers. These product lines include leading brands such as Quilted Northern(r) bathroom tissue, Brawny(r) paper towels, Dixie(r) cups and plates, Eureka!(tm) recycled copy paper, Quilt-Rap(tm) sandwich wrap, and Qwik Crisp(r) microwave packaging. For the year which ended December 26, 1993, James River had net sales of $4.6 billion.